Exhibit 99.1

Houston American Energy Doubles

Participation in Colombian Project

Houston, TX – December 5, 2019 – Houston American Energy Corp. (NYSE American: HUSA) today announced the acquisition of an additional interest in Hupecol Meta, LLC, doubling its interest in Hupecol Meta previously announced on October 22, 2019. Hupecol Meta owns the 639,405 gross acre CPO-11 block in the Llanos Basin in Colombia, comprised of the 69,128 acre Venus Exploration area, operated by Hupecol, and 570,277 acres which was 50% farmed out to Parex Resources by Hupecol. In total, the CPO-11 block covers almost 1000 square miles with multiple identified leads and prospects expected to support a multi-well drilling program. Through its membership interest in Hupecol Meta, Houston American now holds a 2% interest in the Venus Exploration area and a 1% interest in the remainder of the block.

The increased participation in CPO-11 compliments Houston American Energy’s recent efforts to expand its acreage position which, over the last year, has resulted in the acquisition of positions in two blocks in the Midland sub-basin of the Permian Basin totaling approximately 6,500 gross acres plus the 639,000+ gross acre CPO-11 block. The company expects those acquisitions to provide a multi-year inventory of drilling prospects with the potential return to growth in production, proved reserves, revenues and a potential return to profitability.

Jim Schoonover, CEO of Houston American Energy, stated, “We are in the midst of a three phase plan designed to return Houston American to sustainable revenue growth, profitability and growth in shareholder value. Phase One, focused on reducing our overhead, has resulted in a substantial decrease in our general and administrative expenses since 2017. Phase Two, focused on identifying and committing to projects that offer both scale and revenue potential necessary to regain sustained profitability, has resulted in recent acquisitions of positions in acreage covering more than 645,000 gross acres, including two San Andres projects in the Midland sub-basin of the Permian Basin plus the CPO-11 block in Colombia. Having executed on Phases One and Two, we are now focused on Phase Three, executing on the development of these newly acquired assets, while continuing to identify new opportunities.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the potential of the CPO-11 block to support a multi-well drilling program, the ability to achieve growth in production, proved reserves and revenues, the ability to return to profitability and the ability to grow shareholder value. Our ability to execute a multi-well drilling program on CPO-11 and to grow production, proved reserves, revenues and shareholder value and attain profitability are subject to numerous risk factors, including potential fluctuations in energy prices and third party costs, dependence on third party operators, rates of decline of production, ultimate performance of wells, our ability to finance our share of acquisition and drilling costs, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.